RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Final Pricing Supplement Pricing Supplement Dated July 25, 2013 to the Product Prospectus Supplement Dated July 25, 2013, Prospectus Supplement Dated July 23, 2013, and Prospectus Dated July 23, 2013	$787,000 Reverse Convertible Notes Each Linked to a Single Reference Stock Royal Bank of Canada

Royal Bank of Canada is offering three (3) separate Reverse Convertible Notes (“RevCons”). Each RevCon offering is a separate offering of RevCons linked to one, and only one, Reference Stock named below. The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.

The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.
Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated July 25, 2012 and “Selected Risk Considerations” beginning on page P6 of this pricing supplement.

The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Common Terms for All Three RevCons:
Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	July 25, 2013	Principal Amount:	$1,000 per RevCons
Issuance Date:	July 30, 2013	Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)
Initial Stock Price:	The closing price of the Reference Stock on the Pricing Date.	Final Stock Price:	The closing price of the Reference Stock on the applicable Valuation Date.
Payment at Maturity (if held to maturity):	For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity unless:
(i) the Final Stock Price is less than the Initial Stock Price; and
(ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.

Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.
Monitoring Period:	From and excluding the Pricing Date to and including the applicable Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement

Specific Terms for Each RevCon:

No.	Reference Stock	Coupon Rate	Initial Stock Price	Barrier Price	Term	Cusip	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada

4076	D.R. Horton, Inc. (DHI)	8.50%	$19.38	$13.57	3 Months	78008S5Z5	$192,000	100%	$0 0%	$192,000 100.00%

4077	Autodesk, Inc. (ADSK)	7.50%	$36.73	$25.71	6 Months	78008S6A9	$65,000	100%	$0 0%	$65,000 100.00%

4078	iShares® MSCI Emerging Markets Index Fund (EEM)	7.80%	$39.92	$33.93	6 Months	78008S5X0	$530,000	100%	$0 0%	$530,000 100.00%

The price at which you purchase the RevCons includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the RevCons. As a result, you may experience an immediate and substantial decline in the market value of your RevCons on the Issue Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

(continued on the next page)
RBC Capital Markets, LLC

Reverse Convertible Notes Each Linked to a Single Reference Stock

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to three (3) separate Reverse Convertible Notes (“RevCons”) offerings.  Each RevCon offering is a separate offering of Notes linked to one, and only one, Reference Stock. All three of the Notes offered by this pricing supplement are collectively referred to as the “Notes”. The term of each Note is indicated above. One (1) of the Notes has a term of three months (“Three Month Notes”) and two (2) have a term of six months (“Six Month Notes”). If you wish to participate in more than one RevCon offering, you must separately purchase the applicable Notes.  The Notes offered by this pricing supplement do not represent Notes linked to a basket of two or more of the Reference Stocks.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Pricing Date:	July 25 2013

Issuance Date:	July 30, 2013

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Coupon Rate:	As set forth on the cover page.

Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)

Coupon Payment Date(s):
The coupon will be paid on the 30th day of each month during the term of the Note (or in the case of November 2013 for the Six Month Notes, on November 29, 2013). The final coupon will be paid on the applicable Maturity Date.

Three Month Notes:

Valuation Date:	October 25, 2013

Maturity Date:	October 30, 2013

Six Month Notes:

Valuation Date:	January 27, 2014

Maturity Date:	January 30, 2014

Reference Stocks:	As set forth on the cover page.

Term:	As set forth on the cover page.

Initial Stock Price:	The closing price of the Reference Stock on the Pricing Date.

RBC Capital Markets, LLC
P2

Reverse Convertible Notes Each Linked to a Single Reference Stock

Final Stock Price:	The closing price of the Reference Stock on the applicable Valuation Date.

Payment at Maturity (if held to maturity):	For each $1,000 principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity unless:

(i) the Final Stock Price is less than the Initial Stock Price; and

(ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the applicable Valuation Date.

Monitoring Method:	Close of Trading Day

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Calculation Agent:	RBC Capital Markets, LLC

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and on pages P2 and P3 of this pricing  supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P3

Reverse Convertible Notes Each Linked to a Single Reference Stock

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 25, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004072/s724130424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
P4

Reverse Convertible Notes Each Linked to a Single Reference Stock

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not represent the terms of an actual Note and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of any Reference Stock.

The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming an Initial Stock Price of $100, a Barrier Price of $75.00 and an initial investment of $1,000. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does fall below the Barrier Price during the Monitoring Period.  The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

Hypothetical Final Stock Price	If the closing market price of the Reference Stock does not fall below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	If the closing market price of the Reference Stock falls below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$200.00	100.00%	100.00%	n/a	n/a
$175.00	100.00%	100.00%	n/a	n/a
$150.00	100.00%	100.00%	n/a	n/a
$125.00	100.00%	100.00%	n/a	n/a
$100.00	100.00%	100.00%	n/a	n/a
$95.00	100.00%	Physical or Cash Delivery Amount	10	$950
$85.00	100.00%	Physical or Cash Delivery Amount	10	$850
$75.00	100.00%	Physical or Cash Delivery Amount	10	$750
$74.90	n/a	Physical or Cash Delivery Amount	10	$749
$65.00	n/a	Physical or Cash Delivery Amount	10	$650
$50.00	n/a	Physical or Cash Delivery Amount	10	$500
$25.00	n/a	Physical or Cash Delivery Amount	10	$250
$0.00	n/a	Physical or Cash Delivery Amount	10	$0.00

RBC Capital Markets, LLC
P5

Reverse Convertible Notes Each Linked to a Single Reference Stock

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the applicable Reference Stock.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the pricing date and the valuation date. The rate of interest payable on the Notes, which will be payable for less than one year, may not be sufficient to compensate for any such loss.

•
Market Disruption Events and Adjustments —The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Inclusion in the Purchase Price of the Notes of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity — The price at which you purchase of the Notes includes the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC
P6

Reverse Convertible Notes Each Linked to a Single Reference Stock

Additional Risk Related to RevCon 4078 (EEM)

•
An investment in notes linked to the Reference Stock is subject to risks associated with foreign securities markets. — The MSCI Emerging Markets Index, which underlies the Reference Stock (the “Underlying Index”), tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
Notes linked to the Reference Stock are subject to foreign currency exchange rate risk. — The share price of the Reference Stock will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Reference Stock are traded. Accordingly, investors in notes linked to the Reference Stock will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Reference Stock are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If, the dollar strengthens against these currencies, the net asset value of the Reference Stock will be adversely affected and the price of the Reference Stock may decrease.

•
Changes that affect the Underlying Index will affect the market value of the Notes and the amount you will receive at maturity. — The policies of MSCI Inc., the sponsor of the of the Underlying Index (the “Index sponsor”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Reference Stock, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the sponsor discontinues or suspends the calculation or publication of the Underlying Index.

RBC Capital Markets, LLC
P7

Reverse Convertible Notes Each Linked to a Single Reference Stock

•
Adjustments to the Reference Stock could adversely affect the Notes. — BlackRock, Inc. (collectively with its affiliates, “BlackRock”), as the sponsor of the Reference Stock, is responsible for calculating and maintaining the Reference Stock. BlackRock can add, delete or substitute the stocks comprising the Reference Stock. BlackRock may make other methodological changes that could change the share price of the Reference Stock at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of Notes linked to the Reference Stock.

•
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to the Index Sponsor.

•
We and our affiliates do not have any affiliation with Blackrock and are not responsible for its public disclosure of information. — We and our affiliates are not affiliated with BlackRock in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Stock. BlackRock is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Stock that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BlackRock or the Reference Stock contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Stock.

•
The correlation between the performance of the Reference Stock and the performance of the Underlying Index may be imperfect. — The performance of the Reference Stock is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Reference Stock may correlate imperfectly with the return on the Underlying Index.

•
The Reference Stock is subject to management risks. — The Reference Stock is subject to management risk, which is the risk that BlackRock’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BlackRock may invest a portion of the Reference Stock’s assets in securities not included in the relevant industry or sector but which BlackRock believes will help the Reference Stock track the relevant industry or sector.

RBC Capital Markets, LLC
P8

Reverse Convertible Notes Each Linked to a Single Reference Stock

U.S. FEDERAL TAX INFORMATION

•
RevCon 78008S5Z5 (DHI): 0.27% of each stated interest payment (8.50%) in total) will be treated as an interest payment and 8.23% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008S6A9 (ADSK): 0.40% of each stated interest payment (7.50%) in total) will be treated as an interest payment and 7.10% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008S5X0 (EEM): 0.40% of each stated interest payment (7.80%) in total) will be treated as an interest payment and 7.40% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes.

RBC Capital Markets, LLC
P9

Reverse Convertible Notes Each Linked to a Single Reference Stock

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by them on their respective websites or in any other format, information about the issuers obtained from any other source or the information provided below.

D.R. Horton, Inc.

D.R. Horton, Inc. constructs and sells single-family homes designed primarily for the entry-level and move-up markets. The company operates in the Midwest, Mid-Atlantic, Southeast, Southwest, and Western regions of the United States. The company also, through its financial services operations, provide mortgage financing and title agency services to homebuyers. Its common stock trades on the New York Stock Exchange under the symbol “DHI.”

Autodesk, Inc.

Autodesk, Inc. supplies PC software and multimedia tools. The company's two-dimensional and three-dimensional products are used across industries and in the home for architectural design, mechanical design, geographic information systems and mapping, and visualization applications. The company’s software products are sold worldwide through a network of dealers and distributors. Its common stock trades on the Nasdaq Global Select Market under the symbol “ADSK.”

iShares® MSCI Emerging Markets Index Fund

We have derived the following information from publicly available documents published by iShares®, a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Stock, and the Reference Stock will have no obligations with respect to the Notes.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the Reference Stock. The Reference Stock seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Reference Stock typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stock’s shareholders as “ordinary income.” In addition, the Reference Stock realizes capital gains or losses whenever it sells securities. However, because the Notes are linked only to the share price of the Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the Reference Stock or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

RBC Capital Markets, LLC
P10

Reverse Convertible Notes Each Linked to a Single Reference Stock

The selection of the Reference Stock is not a recommendation to buy or sell the shares of the Reference Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Stock.

The shares of the Reference Stock trade on the NYSE Arca under the symbol “EEM”.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is intended to measure equity market performance in the global emerging markets. The Underlying Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The Underlying Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Underlying Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

The Underlying Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

RBC Capital Markets, LLC
P11

Reverse Convertible Notes Each Linked to a Single Reference Stock

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

•	Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

RBC Capital Markets, LLC
P12

Reverse Convertible Notes Each Linked to a Single Reference Stock

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

RBC Capital Markets, LLC
P13

Reverse Convertible Notes Each Linked to a Single Reference Stock

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)          Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Underlying Index or any successor to the Underlying Index.

RBC Capital Markets, LLC
P14

Reverse Convertible Notes Each Linked to a Single Reference Stock

HISTORICAL INFORMATION

The following graphs set forth the recent historical performances of each of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2010, 2011 and 2012, the first and second calendar quarters of 2013 and the period from July 1, 2013 to July 25, 2013.

We obtained the information regarding the historical performance of the Reference Stocks in the charts below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of any Reference Stock on the applicable Valuation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P15

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2010	3/31/2010	13.50	10.87	12.60
4/1/2010	6/30/2010	15.44	9.82	9.83
7/1/2010	9/30/2010	11.38	9.42	11.12
10/1/2010	12/31/2010	12.30	9.77	11.93

1/1/2011	3/31/2011	13.50	11.19	11.65
4/1/2011	6/30/2011	12.67	10.63	11.52
7/1/2011	9/30/2011	12.54	8.82	9.04
10/1/2011	12/30/2011	12.89	8.03	12.61

1/1/2012	3/30/2012	16.45	12.75	15.17
4/1/2012	6/29/2012	18.44	13.80	18.38
7/1/2012	9/28/2012	22.78	16.94	20.64
10/1/2012	12/31/2012	22.31	17.71	19.78

1/1/2013	3/28/2013	25.56	20.02	24.30
4/1/2013	6/28/2013	27.74	19.94	21.28
7/1/2013	7/25/2013	23.20	19.13	19.38

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P16

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2010	3/31/2010	29.96	22.50	29.42
4/1/2010	6/30/2010	35.18	24.31	24.36
7/1/2010	9/30/2010	33.59	23.64	31.97
10/1/2010	12/31/2010	39.79	31.00	38.20

1/1/2011	3/31/2011	44.44	38.04	44.11
4/1/2011	6/30/2011	46.14	35.53	38.60
7/1/2011	9/30/2011	40.44	22.99	27.78
10/1/2011	12/30/2011	36.84	24.63	30.33

1/1/2012	3/30/2012	42.60	29.83	42.32
4/1/2012	6/29/2012	42.69	28.52	34.99
7/1/2012	9/28/2012	36.20	27.97	33.37
10/1/2012	12/31/2012	36.96	30.20	35.35

1/1/2013	3/28/2013	41.42	35.79	41.24
4/1/2013	6/28/2013	40.66	33.01	33.94
7/1/2013	7/25/2013	37.22	33.22	36.73

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P17

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/30/2010	44.99	36.76	44.77
10/1/2010	12/31/2010	48.62	44.51	47.62

1/1/2011	3/31/2011	48.75	44.25	48.69
4/1/2011	6/30/2011	50.43	44.77	47.60
7/1/2011	9/30/2011	48.63	34.71	35.07
10/1/2011	12/30/2011	43.21	33.43	37.94

1/1/2012	3/30/2012	44.91	38.21	42.94
4/1/2012	6/29/2012	43.75	36.58	39.19
7/1/2012	9/28/2012	42.83	37.15	41.32
10/1/2012	12/31/2012	44.42	39.93	44.35

1/1/2013	3/28/2013	45.28	41.72	42.78
4/1/2013	6/28/2013	44.26	36.16	38.57
7/1/2013	7/25/2013	40.24	36.98	39.92
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P18

Reverse Convertible Notes Each Linked to a Single Reference Stock

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about July 30, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC
P19